Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
GeoEye, Inc.
Dulles, Virginia
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 2, 2008, except for the effects of the restatement discussed in Note 2 which are as of September 5, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of GeoEye, Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.
BDO Seidman, LLP
Bethesda, Maryland
December 30, 2008